Exhibit 3.3
JOINDER AGREEMENT
THIS JOINDER AGREEMENT to the Third Amended and Restated Agreement of Limited Partnership of Andeavor Logistics LP, a Delaware limited partnership (the “Partnership”), dated as of December 1, 2017, as amended by the First Amendment to Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated October 1, 2018 (the “Surviving ANDX Partnership Agreement”), is made as of July 30, 2019, by Andeavor Logistics GP LLC, a Delaware limited liability company, the sole general partner of the Partnership with a non-economic general partner interest in the Partnership (the “New General Partner”) and MPLX LP, a Delaware limited partnership, the sole limited partner of the Partnership (the “Parent”).
WHEREAS, on May 7, 2019, the Partnership entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Partnership, the Parent, Tesoro Logistics GP, LLC, a Delaware limited liability company and the former general partner of the Partnership (“ANDX GP”), MPLX GP LLC, a Delaware limited liability company and general partner of the Parent (“MPLX GP”), and MPLX MAX LLC, a Delaware limited liability company and wholly owned subsidiary of the Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub merged with and into the Partnership (the “Merger”); and
WHEREAS, in accordance with the terms of the Merger Agreement, at the effective time of the Merger, (i) the general partner interest held by ANDX GP was cancelled; (ii) each of the Parent and the New General Partner will be bound by the Surviving ANDX Partnership Agreement (upon execution and delivery of this Joinder Agreement); (iii) the New General Partner is the sole general partner of the Partnership with a non-economic general partner interest in the Partnership and ANDX GP simultaneously ceased to be the general partner of the Partnership; and (iv) the Parent is the sole limited partner of the Partnership and all limited partners of the Partnership immediately prior to the Merger simultaneously ceased to be limited partners of the Partnership.
NOW THEREFORE, intending to be legally bound, and for good and valuable consideration the receipt and sufficiency of which is acknowledged, the undersigned hereby agree as follows:
1.The Parent and the New General Partner unconditionally assume all rights and agree to perform all obligations of a holder of a limited partner interest and the non-economic general partner interest, respectively, under the Surviving ANDX Partnership Agreement. The Parent and the New General Partner ratify and confirm the Surviving ANDX Partnership Agreement and agree it is in full force and effect and binding upon each until hereafter changed or amended as provided therein or by applicable Law and in each case consistent with the obligations set forth in the Merger Agreement.

2.This Joinder Agreement shall be effective as of the effective time of the Merger on July 30, 2019 and shall serve as a counterpart signature page to the Surviving ANDX Partnership Agreement and by executing below, each of the undersigned is deemed to have executed the Surviving ANDX Partnership Agreement as if an original party thereto.

3.This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

4.This Joinder Agreement shall inure to the benefit of, and may be enforced by, only the parties hereto and the parties to the Surviving ANDX Partnership Agreement. This Joinder Agreement shall not, in any event, inure to the benefit of, or be enforceable by, any other person whatsoever.

JOINING PARTIES

MPLX LP
Sole Limited Partner

By: MPLX GP LLC, its general partner

By: /s/ Michael J. Hennigan
Michael J. Hennigan
President

ANDEAVOR LOGISTICS GP LLC
New General Partner

By: /s/ Gary R. Heminger
Gary R. Heminger
Chief Executive Officer

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